UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 16, 2006

GOLF GALAXY, INC.

(Exact name of registrant as specified in its charter)

Minnesota	000-51460	41-1831724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7275 Flying Cloud Drive
Eden Prairie, Minnesota		55344
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (952) 941-8848

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2006, concurrent with the completion of its acquisition of Ralph Maltby Enterprises, Inc. a/k/a The GolfWorks (“The GolfWorks”), Golf Galaxy, Inc. (the “Company”) entered into individual employment agreements with Ralph D. Maltby, pursuant to which he is serving as the Company’s Senior Vice President – Chief Technology Officer, Research & Development, and Mark R. McCormick, pursuant to which he is serving as the Company’s Senior Vice President – CEO of The GolfWorks.

Each employment agreement is effective for an initial term of five years and shall be renewed thereafter for successive periods of one year each unless either party terminates it.  Pursuant to the terms of their employment agreements, Messrs. Maltby and McCormick receive an annual base salary of $225,000 and $200,000, respectively, subject to annual review by the Company’s Board of Directors.

Additionally, pursuant to the terms of each employment agreement, the executive officer receives, among other things, a bonus from time to time at the sole discretion of the Company’s Board of Directors.  In the event the Company terminates the executive officer’s employment without cause or the executive officer terminates his employment with the Company for good reason, the Company must pay the executive officer his then-current annual base salary for the six-month period immediately following his termination of employment, plus any bonuses that the executive officer would have received had he remained an employee during the six-month period following his termination assuming all performance criteria had been met.  The Company must also continue for such six-month period to provide benefits to the executive officer at the same levels and with the expenses allocated as they were immediately before the executive officer’s termination.  In addition, all options granted to the executive officer would immediately vest and become exercisable.

Pursuant to the terms of each employment agreement, Messrs. Maltby and McCormick received grants of options to purchase 100,000 shares of the Company’s common stock.

Each executive officer has agreed, for the period of his employment with the Company and for a period of six months thereafter, that he will not compete with the Company and he will not solicit the Company’s employees to terminate their employment with the Company.  Each employment agreement includes covenants protecting the confidential information, intellectual property and competitive interests of the Company and its affiliates.

Mr. McCormick, the former Chief Executive Officer of The GolfWorks, is the brother of Michael W. McCormick, the Company’s Chief Marketing Officer. During the Company’s fiscal 2005, 2004 and 2003, it purchased certain inventory from The GolfWorks totaling $727,573, $593,557 and $381,584, respectively.

The foregoing description of the employment agreements is not complete and is qualified in its entirety by reference to each employment agreement, a copy of each which is filed as Exhibit 10.1 and Exhibit 10.2 to this Form 8-K and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosures in Item 1.01 are incorporated in this Item 2.01 by reference.

On March 16, 2006, the Company completed its previously announced acquisition of The GolfWorks, pursuant to the Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of February 15, 2006, by and among the Company; GolfWorks Acquisition Corp., a wholly-owned subsidiary of the Company (“Sub”); The GolfWorks; and Ralph D. Maltby, Donna D. Maltby and Mark R. McCormick (each of the foregoing individuals being referred to individually as a “Shareholder” and referred to collectively as the “Shareholders”). The GolfWorks was merged with and into Sub, with the Sub surviving as a direct wholly-owned subsidiary of the Company (the “Merger”).

Pursuant to the terms of the Merger Agreement, the Company acquired The GolfWorks for a combination of cash and stock. The final purchase price, after specified closing adjustments, consisted of a combination of $3,745,076 in cash ($500,000 of which was deposited into an indemnification escrow); 250,862 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) valued at $4.8 million based on the average closing price of the Company’s Common Stock on the Nasdaq National Market during a five-day trading period beginning three trading days prior to the announcement of the acquisition on February 15, 2006; and warrants to purchase 150,000 shares of the Company’s Common Stock valued at approximately $1.4 million, determined using the Black-Scholes option pricing model. In addition, the Company assumed approximately $5.4 million in debt from The GolfWorks.

As a result of the Merger, the name of the surviving corporation is Golf Galaxy GolfWorks, Inc. (“Golf Galaxy GolfWorks”) and the issued and outstanding capital stock of Sub became the issued and outstanding capital stock of Golf Galaxy GolfWorks.  In addition, as a result of the Merger, the articles of incorporation and regulations of Sub became the articles of incorporation and regulations of Golf Galaxy GolfWorks.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to a Form 8-K filed by the Company on February 16, 2006, and is incorporated herein by reference.

A copy of the press release issued by the Company on March 16, 2006 announcing completion of the acquisition and the Merger is attached as Exhibit 99.1 hereto.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures in Items 1.01 and 2.01 are incorporated in this Item 3.02 by reference.

On March 16, 2006, as part of the consideration in connection with the Merger, the Company issued 250,862 shares of Common Stock and warrants to purchase an aggregate 150,000 shares of Common Stock (the “Warrants”).  The amount of shares of Common Stock was determined by dividing $4.5 million by the average closing price of the Company’s Common Stock on the Nasdaq National Market for the thirty (30) calendar day period preceding the date of the Merger Agreement.  The Warrants have an exercise price of $17.94 per share and a ten-year term expiring on March 16, 2016.  The number of shares issuable upon exercise and the per share exercise price of the Warrants is subject to adjustment upon the occurrence of certain specified events including, but not limited to, stock splits and mergers or reorganizations.

The shares of Common Stock and Warrants were issued to the Shareholders in reliance upon the exemption provided from the registration requirements under the Securities Act of 1933, as amended, (the “Act”), pursuant to Section 4(2) thereof.  The Company relied upon representations, certifications and agreements in the Merger Agreement in support of the satisfaction of the conditions contained in Section 4(2) under the Act.

The shares of Common Stock and the shares of Common Stock issuable upon exercise of the Warrants have not been registered under the Act or applicable state securities laws and may not be offered or sold in the United States absent registration under the Act and applicable state securities laws or an applicable exemption from registration requirements.  The Company may be required to register these shares under the Act pursuant to the terms of the Merger Agreement and the registration rights agreement executed in conjunction therewith.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following are filed as Exhibits to this Report.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, dated March 16, 2006, between Golf Galaxy, Inc. and Ralph D. Maltby
10.2	Employment Agreement, dated March 16, 2006, between Golf Galaxy, Inc. and Mark R. McCormick
99.1	Press Release issued by Golf Galaxy, Inc., dated March 16, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLF GALAXY, INC.
(Registrant)

Date March 21, 2006	/s/ RICHARD C. NORDVOLD
Richard C. Nordvold
Chief Financial Officer